Exhibit 23.5

August 8, 2006

El Capitan Precious Metals Inc.
Suite 216
14301 N. 87th Street
Scottsdale, AZ 85260

Gentlemen:

The undersigned, the Managing Partner of AuRIC Metallurgical Labs, hereby consents to the use in this Registration Statement of El Capitan Precious Metals, Inc. on Form SB-2/A of the reference to AuRIC Metallurgical Labs in the section entitled “Business.”

I also confirm that I have read each of the references to AuRIC in the Registration Statement and concur with such statements. In giving this consent, AuRIC does not admit that it is within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

AuRIC Metallurgical Labs

/s/	Ahmet B. Altinay August 8, 2006
Ahmet B. Altinay Its: Managing Partner